Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645	November 11, 2008
Brenda A. Blake, ext. 3202
AmeriGas Partners Reports Fiscal 2008 Results, Confirms 2009 Guidance
VALLEY FORGE, Pa., November 11 — AmeriGas Propane, Inc., general partner of AmeriGas Partners, L.P. (NYSE: APU), reported net income for the Partnership for the fiscal year ended September 30, 2008 of $158.0 million, or $2.70 per limited partner unit, compared to net income of $190.8 million, or $3.15 per limited partner unit for the fiscal year ended September 30, 2007. Income for fiscal 2007 includes a gain of $46.1 million on the sale of the Partnership’s Arizona propane storage terminal.
The Partnership’s earnings before interest expense, income taxes, depreciation and amortization (EBITDA) was $313.0 million in fiscal 2008 compared to EBITDA of $338.7 million in the prior year. EBITDA in fiscal 2007 includes the $46.1 million gain on the terminal sale.
Eugene V. N. Bissell, chief executive officer of AmeriGas, said, “Our business strategy of long-term, sustainable EBITDA growth has once again delivered strong operating results for our unitholders. Last year at this time, we provided EBITDA guidance for fiscal 2008 of $300 million to $310 million given normal weather conditions. We are very pleased to report EBITDA of $313 million, a 7% increase compared to fiscal 2007 EBITDA excluding the $46.1 million gain on the sale of the terminal. We achieved this result despite weather that was slightly warmer than normal and a difficult operating environment characterized by record high commodity prices and a sluggish economy. In addition, based on continuing growth activities, including the 20 million annual gallons we acquired since the last heating season, we expect EBITDA for fiscal 2009 to be in the range of $315 to $325 million, assuming normal weather.”
For the twelve months ended September 30, 2008, retail propane volumes sold decreased 1% from the prior year to 993 million gallons as the benefits of cooler weather and acquisitions completed in fiscal 2007 were more than offset by price-induced conservation and a weakening economy. The average wholesale cost of propane at Mt. Belvieu, Texas increased nearly 50% during fiscal 2008 from the average cost levels experienced in fiscal 2007. Nationally, weather was 3.4% warmer than normal in fiscal 2008 and 3.4% colder than the prior year, according to the National Oceanic and Atmospheric Administration. Revenues increased to $2.82 billion in fiscal 2008 from $2.28 billion in fiscal 2007 reflecting higher average selling prices resulting from higher propane product costs.
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AmeriGas Partners Reports Fiscal 2008 Results, Confirms 2009 Guidance	Page 2
Total margin increased $66.7 million mainly due to higher average retail propane unit margins and to a much lesser extent, higher fees in response to increases in operating expenses. Operating and administrative expenses rose primarily as a result of acquisitions completed in fiscal 2007 and increased vehicle fuel and maintenance expenses. Operating income was $234.9 million in fiscal 2008 compared to $265.7 million in fiscal 2007. Operating income in fiscal 2007 includes the $46.1 million gain on the sale of the storage terminal.
For the fourth quarter of fiscal 2008, the Partnership recorded a seasonal net loss of $20.4 million, or $0.36 per limited unit, compared to net income of $21.0 million, or $0.30 per limited partner unit, for the prior-year period. The results for the fourth quarter of 2007, which would normally be a seasonal loss, include the aforementioned gain on the sale of the terminal. Retail volumes sold in the quarter were 164.9 million gallons compared with 171.6 million gallons sold in the prior-year quarter. EBITDA for the period was $18.5 million. Revenue for the quarter totaled $525.2 million versus $417.1 million in the fiscal 2007 quarter, principally due to higher selling prices in response to significantly higher propane product costs.
AmeriGas Partners is the nation’s largest retail propane marketer, serving nearly 1.3 million customers from approximately 600 locations in 46 states. UGI Corporation (NYSE:UGI), through subsidiaries, owns 44% of the Partnership and the public owns the remaining 56%.
AmeriGas Partners, L. P. will host its fourth quarter FY 2008 earnings conference call on Tuesday, November 11, 2008 at 4:00 PM ET. Interested parties may listen to a live audio broadcast of the conference call at http://investor.shareholder.com/ugi/apu/events.cfm or at the company website: www.amerigas.com by clicking on Investor Relations. The webcast replay will be available through December 12. A telephonic replay will be available from 7:00 PM ET on November 11 through midnight Thursday, November 13. The replay may be accessed at 888-203-1112, passcode 4141958 and International access 719-457-0820, passcode 4141958.
Comprehensive information about AmeriGas is available on the Internet at www.amerigas.com.
Fiscal 2007 EBITDA excluding the $46.1 million gain on the sale of the terminal is a non-GAAP financial measure. Management believes the presentation of this measure for fiscal 2007 provides useful information to investors to more effectively evaluate the year-over-year results of operations of the Partnership in fiscal 2008. This measure is not comparable to measures used by other entities and should be considered in conjunction with net income per limited partner unit.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read the Partnership’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, price volatility and availability of propane, increased customer conservation measures, the capacity to transport propane to our market areas and political, economic and regulatory conditions in the U. S. and abroad. The Partnership undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

AP-10	###	11/11/08

AMERIGAS PARTNERS, L.P. AND SUBSIDIARIES
REPORT OF EARNINGS
(Thousands, except per unit and where otherwise indicated)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	September 30		September 30
	2008	2007	2008	2007
Revenues:
Propane	$476,214	$372,419	$2,624,672	$2,096,080
Other	49,022	44,640	190,517	181,295

	525,236	417,059	2,815,189	2,277,375

Costs and expenses:
Cost of sales — propane	344,212	257,398	1,836,917	1,365,071
Cost of sales — other	18,811	18,685	71,396	72,125
Operating and administrative expenses	146,660	132,435	610,465	562,524
Depreciation	19,194	18,394	75,679	71,555
Amortization	1,204	1,146	4,723	4,059
Gain on sale of Arizona storage facility	—	(46,117)	—	(46,117)
Other (income), net	(2,879)	(4,057)	(18,855)	(17,572)

	527,202	377,884	2,580,325	2,011,645

Operating (loss) income	(1,966)	39,175	234,864	265,730
Interest expense	(17,824)	(17,861)	(72,886)	(71,487)

(Loss) income before income taxes and minority interests	(19,790)	21,314	161,978	194,243
Income tax (expense) benefit	(719)	17	(1,672)	(846)
Minority interests	61	(361)	(2,287)	(2,613)

Net (loss) income	$(20,448)	$20,970	$158,019	$190,784

General partner’s interest in net income	$101	$3,859	$2,278	$5,600

Limited partners’ interest in net (loss) income	$(20,549)	$17,111	$155,741	$185,184

(Loss) income per limited partner unit (a)
Basic	$(0.36)	$0.30	$2.70	$3.15

Diluted	$(0.36)	$0.30	$2.70	$3.15

Average limited partner units outstanding:
Basic	57,010	56,860	57,005	56,826

Diluted	57,010	56,901	57,044	56,862

SUPPLEMENTAL INFORMATION:

Retail gallons sold (millions)	164.9	171.6	993.2	1,006.7
EBITDA (b)	$18,493	$58,354	$312,979	$338,731
Expenditures for property, plant and equipment:
Maintenance capital expenditures	$8,141	$7,596	$29,064	$27,209
Growth capital expenditures	6,447	7,915	33,692	46,555
(a)	In accordance with Emerging Issues Task Force Issue No. 03-6, “Participating Securities and the Two-Class Method under FASB Statement No. 128” (“EITF 03-6”), the Partnership calculates income per limited partner unit for each period according to distributions declared and participation rights in undistributed earnings, as if all of the earnings for the period had been distributed. In periods with undistributed earnings above certain levels, the calculation according to the two-class method results in an increased allocation of undistributed earnings to the General Partner.

Theoretical distributions of net income in accordance with EITF 03-6 for the twelve months ended September 30, 2008 resulted in an increased allocation of net income to the General Partner which had the effect of decreasing earnings per diluted limited partner unit by $0.03. Theoretical distributions of net income in accordance with EITF 03-6 for the twelve months ended September 30, 2007 resulted in an increased allocation of net income to the General Partner which had the effect of decreasing earnings per diluted limited partner unit by $0.11. EITF 03-6 did not impact net (loss) income per limited partner unit for the three months ended September 30, 2008 or 2007.

(b)	Earnings before interest expense, income taxes, depreciation and amortization (EBITDA) should not be considered as an alternative to net income (as an indicator of operating performance) and is not a measure of performance or financial condition under accounting principles generally accepted in the United States (“GAAP”). Management believes EBITDA is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with other companies within the propane industry and (2) assess its ability to meet loan covenants. The Partnership’s definition of EBITDA may be different from that used by other companies. Management uses EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization from EBITDA, management also assesses the profitability of the business by comparing net income for the relevant years.
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(continued)
Management also uses EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA to assess the profitability of the Partnership. UGI Corporation discloses the Partnership’s EBITDA as the profitability measure to comply with the requirement in Statement of Financial Accounting Standards No. 131, “Disclosures about Segments of an Enterprise and Related Information,” to provide profitability information about its domestic propane segment.
The following table includes reconciliations of net (loss) income to EBITDA for all periods presented:

	Three Months Ended		Twelve Months Ended
	September 30		September 30
	2008	2007	2008	2007
Net (loss) income	$(20,448)	$20,970	$158,019	$190,784
Income tax expense (benefit)	719	(17)	1,672	846
Interest expense	17,824	17,861	72,886	71,487
Depreciation	19,194	18,394	75,679	71,555
Amortization	1,204	1,146	4,723	4,059

EBITDA	$18,493	$58,354	$312,979	$338,731

The following table includes a reconciliation of forecasted net income to forecasted EBITDA for the fiscal year ending September 30, 2009:

Forecast
Fiscal
Year
Ending
September 30,
2009
Net income (estimate)	$164,000
Interest expense (estimate)	72,000
Income tax expense (estimate)	2,000
Depreciation (estimate)	77,000
Amortization (estimate)	5,000

EBITDA (estimate)	$320,000